EXHIBIT 10.2

[DATE]

[Executive Name]

c/o Sarepta Therapeutics, Inc.

215 First Street, Suite 415

Cambridge, MA 02142

Dear [______]:

We are pleased to confirm our agreement relating to your continued employment with Sarepta Therapeutics, Inc. (the “Company”) pursuant to the terms and conditions as set forth in this letter agreement (this “letter agreement”). Defined terms that are used but not defined herein shall have the meanings given to such terms as shown on Annex A. All payments and benefits payable pursuant to this letter agreement will be subject to applicable withholding taxes. This letter agreement replaces and supersedes any prior employment agreement or other letter agreement providing for severance payments or benefits (“Prior Agreement”), other than the Change in Control Severance Agreement dated as of the same date written above and entered into simultaneously with this letter agreement (the “CIC Severance Agreement”).

1.Severance.

(a)Subject to Section 1(b), Annex B and the other terms and conditions of this letter agreement, in the event that your employment is terminated without Cause or you resign for Good Reason (any such termination, a “Qualifying Termination”), in addition to any unpaid salary, accrued but unpaid bonus for the year preceding the year of termination, and vested benefits (including, but not limited to, reimbursement for reimbursable business expenses incurred prior to such termination, unused vacation, and unused sick days) owed to you as of the date of such termination, you (or in the event of your death following a Qualifying Termination, your beneficiary) shall be entitled to:

(i)a severance payment (“Severance Payment”) equal to the sum of (x) 9 months of your then annual base salary and (y) your target bonus for the year of termination, which Severance Payment shall be paid to you, with respect to the salary component, in substantially equal installments in accordance with the Company’s regular payroll policies over a period of nine (9) months commencing on the first payroll period following the final payment of your Non-Competition Consideration (as defined below), and with respect to the bonus component, in a lump sum on the 61st day following the Qualifying Termination;

(ii)a monthly payment of an amount equal to the monthly premiums for continuation coverage under the Company’s group health plans (in which you and your applicable covered dependents participated immediately prior to your Qualifying Termination) for the period beginning on your employment termination date and ending on the earlier of (x) twelve (12) months following the date of such termination, and (y) the date you become eligible for group health insurance coverage through a new employer (subject to your timely completion and submission of the necessary election forms, and further subject to your co-payment of the monthly premiums (if any) at the applicable active employees’ rate and any administrative fee) (the “COBRA Payments”); provided that if such continuation coverage violates federal non-discrimination laws or rules applicable to such group health insurance plan(s) in a manner that adversely affects the Company or any of its affiliates, as reasonably determined by the Company in its sole discretion, you and the Company will work together to identify an alternative arrangement that provides substantially the same economic benefit as these COBRA Payments without any increase in cost to the Company; and

(b)Notwithstanding anything herein to the contrary, the Company’s (or any of its affiliates’) obligations to pay you the Severance Payments and pay you the COBRA Payments shall be conditioned upon your execution, delivery, and non-revocation of a valid and enforceable release of claims in favor of the Company and its affiliates that is substantially in the form attached hereto as Annex C (the “Release”) which Release, within 60 days after your termination date, has become effective and is no longer subject to revocation under applicable law. Subject to the foregoing and the provisions set forth herein, the Severance Payments and COBRA Payments will commence to be paid to you on the 61st day following your employment termination date, and shall include any Severance Payments and COBRA Payments that were otherwise scheduled to be paid prior thereto, provided that the salary component of your Severance Payments shall be paid to you commencing on the first payroll period following the final payment of your Non-Competition Consideration.

(c)In consideration of your agreement to be bound by, and in return for your compliance with, the terms, conditions, and restrictions set forth in this letter agreement, including without limitation the non-competition provisions contained herein, if you are terminated for Cause, or should you resign with or without Good Reason, you will receive continued payment of your base salary at the then-current rate per pay period, reduced by all applicable taxes and withholdings, for a period of three (3) months following your termination. In the event that you are terminated without Cause, your receipt of the Severance Payments and COBRA Payments shall be conditioned upon your execution of a separation agreement in a form substantially similar to this letter agreement, except that such separation agreement shall contain a 12-month non-competition provision.  In the event that you are terminated without Cause, in addition to the Severance Payment you will also receive continued payment of your base salary at the then-current rate per pay period, reduced by all applicable taxes and withholdings, for a period of three (3) months following your termination in consideration for you agreeing to be bound by, and your compliance with, the non-competition provision contained in such separation agreement (this three-month salary continuation, together with the salary continuation described in the first sentence of this Section 1(c), the “Non-Competition Consideration”).  The Non-Competition Consideration will be in addition to any Severance Payments for which you are eligible.

2.Equity Exercise Period and Payments.  In the event of your Qualifying Termination, you shall have no less than twelve (12) months from the termination date (but in no event beyond the remaining term of such equity awards) to exercise any exercisable portion of your equity awards that have vested as of the termination date, provided that, the foregoing shall not apply to any equity awards that were granted to you prior to the date of this letter agreement (which prior awards shall be subject to the existing exercisability provisions in the applicable award agreements). In addition, you hereby agree and acknowledge that notwithstanding the foregoing, if you exercise any stock option that is intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended (“ISO”) that was granted to you after the date of this letter agreement at any time other than the time periods set forth in the regulations promulgated under Section 422 of the Internal Revenue Code of 1986, as amended, your ISOs may cease to qualify as “incentive stock options”.  Unless otherwise approved in writing by the Board of Directors or its designee, in the event of your termination for any reason other than without Cause or Good Reason, the time period to exercise or receive payment for any equity awards already vested as of the date of termination shall be as set forth in the equity award plan documents or award agreements. To the extent you were entitled to accelerated vesting of any equity awards granted prior to the date hereof, whether by virtue of terms of applicable award agreement or a Prior Agreement, you expressly agree that you shall not be entitled to such accelerated vesting, other than to the extent provided in the CIC Severance Agreement.

3.Company’s Property. Within five business days of your termination of employment with the Company for any reason (including, without limitation, due to a Qualifying Termination) (or at any time prior thereto at the Company’s request), you shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, and documents and property belonging to the Company).  To the extent any Company records reside on personal devices you shall promptly delete such records unless otherwise prohibited by law.  You may retain your rolodex and similar address books provided that such items only include contact information.  To the extent that you are provided with a cell phone number by the Company during employment, the Company shall cooperate with you in transferring such cell phone number to your individual name following the date of termination.

4.Confidentiality; Non-Interference; Non-Solicitation; and Non-Disparagement Covenants.

(a)Confidentiality. During your employment with the Company and at any time thereafter you will remain subject to the terms of the Confidentiality Agreement provided, however, the foregoing shall not apply to information that (i) was known to the public prior to its disclosure to you; (ii) becomes generally known to the public subsequent to disclosure to you through no wrongful act of you or any representative of you; or (iii) you are required to disclose by applicable law, regulation or legal process (provided that you provide the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).  In addition, nothing in this letter agreement shall be construed to prohibit you from reporting possible violations of federal or state law or regulations to any governmental entity or self-regulatory organization with oversight responsibility for the Company, or making other disclosures that are protected under whistleblower or other provisions of any applicable federal or state law or regulations.  Prior authorization of the Company is not required to make any such reports or disclosures, and you are not required to notify the Company that he has made such reports or disclosures.

(b)Non-Interference. During your employment with the Company and for a period of one (1) year thereafter (such one (1) year period “Restriction Period”), you agree that you shall not, except in the furtherance of your duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

(c)Non-Solicitation. During your employment with the Company and for the Restriction Period, you agree that you shall not, except in the furtherance of your duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit, aid or induce any employee, representative or agent of the Company or any of its subsidiaries or affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its subsidiaries or affiliates and any of their respective vendors, joint venturers, or licensors.  An employee, representative or agent shall be deemed covered by this Section 4 while so employed or retained and for a period of six (6) months thereafter. Notwithstanding the foregoing, the provisions of this Section 4(c) shall not be violated by (A) general advertising or solicitation not specifically targeted at Company-related persons or entities, (B) you serving as a reference, upon request, for any employee of the Company or any of its subsidiaries or affiliates, or (C) actions taken by any person or entity with which you are associated if you are not personally involved in any manner in the matter and have not identified such Company-related person or entity for soliciting or hiring.

(d)Non-Disparagement. You agree that you will not, whether directly or indirectly, by name or innuendo, disparage or encourage or induce others to disparage the Company, the members of its Board of Directors, its officers, or any other member of the Company’s senior management team (collectively, the “Company Representatives”).  The Company, by and through each of its Company Representatives, shall not disparage or encourage or induce others, including the Company, to disparage you to third parties. For the purposes of this letter agreement, the term “disparage” includes the making of false, defamatory or derogatory comments that could reasonably be expected to damage your reputation or the reputation of the Company or any of the Company Representatives; provided, however, that nothing in this letter agreement shall restrict communications protected as privileged under federal or state law, or any testimony or communications ordered and required by any administrative agency or court of competent jurisdiction.

(e)DTSA Notice. Nothing in this letter agreement is intended to interfere with or discourage you from communicating with government agencies about possible violations of law or otherwise providing information to government agencies or participating in government agency investigations or proceedings. You are not required to notify the Company of any such communications; provided however, that nothing herein authorizes the disclosure of information you obtained through a communication that was subject to the attorney-client privilege. Further, you are hereby advised in accordance with the Defend Trade Secrets Act of 2016 that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

You are further notified that if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Company’s trade secrets to your attorney and use the trade secret information in the court proceeding only if you: (a) file any document containing the trade secret under seal; and (b) do not disclose the trade secret, except pursuant to court order.

5.Non-Competition Covenant. You acknowledge that you perform services of a unique nature for the Company that are irreplaceable, and that your performance of such services to a competing business will result in irreparable harm to the Company.  Accordingly, during your employment hereunder and, other than in the event that your employment is terminated by the Company without Cause, for the Restriction Period, you agree that you will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in the research, development or sale of Duchenne Muscular Dystrophy treatments (“DMD”), oligonucleotide based therapies with respect to DMD, or chemistry platforms with respect to DMD that compete with Company or any of its subsidiaries or affiliates or in any other material business in which the Company or any of its subsidiaries or affiliates is engaged on the date of termination or in which they have planned, on or prior to such date, to be engaged in on or after such date, in any locale of any country in which the Company conducts business.  Notwithstanding the foregoing, nothing herein shall prohibit you from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its subsidiaries or affiliates, so long as you have no active participation in the business of such corporation.  In addition, the provisions of this Section 5 shall not be violated by you commencing employment with a subsidiary, division, or unit of any entity that engages in a business in competition with the Company or any of its subsidiaries or affiliates so long as you and such subsidiary, division or unit do not engage in a business in competition with the Company or any of its subsidiaries or affiliates.

6.Tolling. In the event you violate any of the provisions of Section 3, 4, or 5, you acknowledge and agree that the post-termination restrictions contained in Sections 3, 4, and 5 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

7.Cooperation. Upon the receipt of reasonable notice from the Company (including outside counsel), you agree that while employed by the Company and thereafter, you will respond and provide information with regard to matters in which you have knowledge as a result of your employment with the Company, and you will provide reasonable assistance to the Company, its affiliates, and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and you will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of your employment with the Company.  You agree that while you are employed by the Company to promptly inform the Company if you become aware of any lawsuits or government investigation involving any claim that may be filed or threatened against the Company and its affiliates, and that after termination of your employment with the Company, you will promptly inform the Company if you (i)  are served with a complaint, summons, subpoena, pleading, order or other similar document relating to the Company or its affiliates, or (ii) otherwise receive written notice of any lawsuit, government investigation or regulatory body action involving any claim that may be filed or threatened against the Company or its affiliates.  You also agree to promptly inform the Company (to the extent that you are legally permitted to do so) if you are asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required.  Upon presentation of appropriate documentation, the Company shall pay or reimburse you for all reasonable out-of-

pocket travel, duplicating, and telephonic expenses incurred by you in complying with this Section 7, including reasonable attorneys’ fees, and, in the event you are no longer receiving any compensation or benefits under this letter agreement or as a Company employee, shall pay you a reasonable hourly rate for any work performed at Company’s request.  Notwithstanding anything in this Section 7 to the contrary, you shall not be required to comply with the provisions of this Section 7 to the extent you are required by a court order, judicial process or directive of a governmental agency not to comply with all or any portion of any provision in this Section 7.

8.Remedies. You hereby acknowledge and agree that monetary damages may not be a sufficient remedy for any breach of this letter agreement, including, without limitation, a breach of the covenants contained in this letter agreement and that the Company (or its affiliates) shall be entitled, without waiving any other rights or remedies, to obtain legal, injunctive, or equitable relief as may be deemed proper by a court of competent jurisdiction, without obligation to post any bond. In the event of a material breach of this letter agreement by you, as determined by a court of competent jurisdiction, of Section 3, 4, 5, 6, or 7 hereof, any Severance Payments, COBRA Payments, and any other benefit of any type being paid or provided to you pursuant to this letter agreement or otherwise shall immediately cease upon such written judgment, and solely to the extent determined by a court of competent jurisdiction, you shall immediately repay the Company for the value of any Severance Payments, COBRA Payments (determined as of the date of termination), and any other benefit of any type that is or was paid or provided to you pursuant to this letter agreement (other than $1,000).

9.Reasonableness. You acknowledge and agree that the restrictions contained in this letter agreement are reasonable and will not prevent you from finding other employment if your employment with the Company ends.  You also acknowledge and agree that if you use the Company’s (or its affiliates’) confidential information, or compete with the Company (or its affiliates) in violation of the terms of this letter agreement, that you will be causing the Company and its affiliates irreparable harm.

10.Severability; Revision by Court. The provisions of this letter agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision in this letter agreement is found by a court of competent jurisdiction to be unenforceable or unreasonable as written, you and the Company hereby specifically and irrevocably authorize and request said court to revise the unenforceable or unreasonable provisions in a manner that shall result in the provision being enforceable while remaining as similar as legally possible to the purpose and intent of the original.

11.Miscellaneous. The terms and conditions of Annexes A, B, C, and D are incorporated herein and made a part hereof by reference as if fully set forth herein.  This letter agreement along with the Confidentiality Agreement and the CIC Severance Agreement constitute the entire agreement and understanding of the parties hereto with respect to the obligations addressed herein and supersedes all prior or contemporaneous oral or written agreements regarding the subject matter hereof.  Any addition or modification to this letter agreement, or waiver of any provision hereof, must be in writing and signed by the parties hereto.

12.Successors and Assigns. You understand and agree that you cannot assign or otherwise transfer any of your obligations under this letter agreement.  You also understand and agree that the Company or its affiliates may, at its option, assign or transfer its rights under this letter agreement to another organization or individual.  You understand and agree that if there is an assignment or transfer of the Company’s (or any of its affiliates’) rights under this letter agreement, then this letter agreement will continue to be effective, will continue to bind you, and will inure to the benefit of the organization or individual to whom the transfer or assignment is made.

13.Governing Law; Arbitration. This letter agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to conflicts of laws principles.  Any dispute or controversy arising under or in connection with this letter agreement, other than injunctive relief under Section 8 hereof, shall be resolved as follows:

(a)First, parties will attempt to resolve the dispute or controversy by negotiations between the parties. Either party may declare the negotiations at an impasse.

(b)Second, if the negotiations do not succeed in resolving the dispute or controversy, the dispute or controversy shall be submitted to non-binding mediation before a mutually agreeable private mediator. Either party may declare the mediation at an impasse; and

(c)Finally, if the dispute or controversy is not resolved through mediation, the dispute or controversy shall be resolved exclusively by arbitration, conducted before a single arbitrator in Boston, Massachusetts (applying Massachusetts law) in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome, (a) each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses, and (b) the arbitration costs shall be borne entirely by the Company.

14.No Mitigation. In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this letter agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by you as a result of employment by a subsequent employer, except as provided in Section 1(a)(ii)(y) hereof.

15.Survival of Provisions. The obligations contained in Sections 3, 4, 5, 6, 7, and 8 hereof, as well as those set forth in the Confidential Proprietary Rights and Non-Disclosure Agreement attached as Annex D (the “Confidentiality Agreement”) shall survive the termination of your employment with the Company and shall be fully enforceable thereafter

16.Termination During Change in Control Period. In the event of a termination of your employment with the Company during the Change in Control Period (as defined in the CIC Severance Agreement), then you shall be entitled to severance benefits under the CIC Severance Agreement in accordance with its terms and conditions, and you shall have no rights or entitlements under Section 1 of this letter agreement, including, without limitation, the Severance Payments, and COBRA Payments, other than the Non-Competition Consideration.  With respect to the application and effectiveness of the CIC Severance Agreement, that agreement is intended to apply solely if a Change in Control thereunder is a change in control event as defined under the Treasury Regulations under Code Section 409A.

17.Limits and Termination of this Letter Agreement. Subject to Section 15 hereof, this letter agreement shall expire and terminate upon the date that all obligations of the parties hereto with respect to this letter agreement have been satisfied.

18.Legal Counsel. You have been advised and encouraged to seek your own counsel to assist you with this letter agreement. YOU ACKNOWLEDGE THAT YOU HAVE HAD THIS LETTER AGREEMENT IN YOUR POSSESSION FOR AT LEAST FORTY-EIGHT (48) HOURS PRIOR TO SIGNING IT, YOU HAVE HAD REASONABLE OPPORTUNITY TO READ IT AND TO OBTAIN INDEPENDENT LEGAL ADVICE AS TO ITS PROVISIONS, AND FULLY UNDERSTAND ITS CONTENTS.

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If the terms of this letter agreement are acceptable to you, please confirm your agreement by executing below and returning a signed copy of it to me.

Sincerely,

Sarepta Therapeutics, Inc.

By:
Douglas Ingram
President and Chief Executive Offıcer

Acknowledged and Agreed this __ day of _________, 2019

By:

Annex A

Definitions

“Board of Directors” means: the Board of Directors of the Company.

“Cause” means:

(a)Your substantial and repeated failure to perform in good faith your duties or follow the reasonable and legal written direction of the Chief Executive Officer (after the Company has provided you with written notice of such failure and your failure to cure, to the extent curable, within ten (10) business days of your receipt of such notice);

(b)Your willful material misconduct with respect to any material aspect of the business of the Company;

(c)Your conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude;

(d)Your performance of any material act of theft or fraud in connection with the performance of your duties to the Company; or

(e)A material breach of this letter agreement, the Confidentiality Agreement, the CIC Severance Agreement, any written employment agreement between you and the Company then in effect, any other written restrictive covenant agreement between you and the Company, or a material violation of the Company’s code of conduct or other written material policy of the Company (after the Company has provided you with written notice of such breach or violation and your failure to cure within ten (10) business days of your receipt of such notice).

“Code” means: the Internal Revenue Code of 1986, as amended.

“Good Reason” means: the occurrence of any of the following events, without your express written consent, unless such events are cured by the Company within thirty (30) days following written notification by you to the Company that you intend to terminate your employment for one of the reasons set forth below:

(a)a material diminution in your base salary at the rate or your bonus target at the percentage, in each case, as in effect immediately prior to the reduction; or

(b)a material diminution in your duties, authority or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law and other than in connection with any service on any informal management committees associated with the Company or its affiliates);

(c)a change by the Company in the location at which you perform your principal duties for the Company to a new location that is more than thirty (30) miles from the Company’s current location in Cambridge, Massachusetts; or

(d)a material breach by the Company of this letter agreement, any equity award agreement, the CIC Severance Agreement or the Confidentiality Agreement, or any written employment agreement between you and the Company then in effect.

You shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances (or any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by you), and in no event shall you be entitled to resign for “Good Reason” more than one hundred and eighty (180) days following the occurrence of any event alleged to constitute “Good Reason.”

Annex B

Code Section 409A & 4999/280G Matters

Section 409A Matters

a.It is intended that the provisions of the letter agreement comply with, or be exempt from, Code Section 409A, and all provisions of the letter agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.  Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Code Section 409A so long as it has acted in good faith with regard to compliance therewith.

b.If, under the letter agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

c.A termination of employment shall not be deemed to have occurred for purposes of any provision of the letter agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of the letter agreement, references to a “resignation,” “voluntary termination,” “termination,” “termination of employment” or like terms shall mean Separation from Service.

d.If you are deemed on the date of termination of your employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then:

i.With regard to any payment, the providing of any benefit or any distribution of equity upon Separation from Service that constitutes “deferred compensation” subject to Code Section 409A, such payment, benefit or distribution shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of your Separation from Service or (ii) the date of your death; and

ii.On the first day of the seventh month following the date of your Separation from Service or, if earlier, on the date of your death, all payments delayed pursuant to this Section (d) (whether they would otherwise have been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under the letter agreement shall be paid or provided in accordance with the normal dates in accordance with the terms of the letter agreement.

In determining the amounts that are subject to the six-month delay requirement described above, the Company shall use all exclusions from the six-month delay rule that are available to the payments made to you.  Please be advised that the Company reserves the right to adopt an alternate method of complying with the six-month delay requirement which may result in you being deemed a specified employee.

e.Whenever a payment under the letter agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

Section 4999/280G Matters

If any payment or benefit (including payments and benefits pursuant to this letter agreement) that you would receive from the Company or in connection with a change of effective ownership or control of the Company (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this provision, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to you, which of the following two alternative forms of payment would result in your receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (2) payment of only a part of the Transaction Payment so that you receive the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”).

For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (x) you shall have no rights to any additional payments and/or benefits constituting the Transaction Payment, and (y) reduction in payments and/or benefits shall occur in the manner that results in the greatest economic benefit to you as determined in this paragraph.  If more than one method of reduction will result in the same economic benefit, the portions of the Payment shall be reduced pro rata.

The independent registered public accounting firm engaged by the Company as of the day prior to the effective date of the change of ownership or control of the Company shall make all determinations required to be made under this Annex B. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change of control, the Company shall appoint a nationally recognized independent registered public accounting firm that is reasonably acceptable to you (and such acceptance shall not be unreasonably withheld) to make the determinations required hereunder.  The Company shall bear all reasonable expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.  The independent registered public accounting firm engaged to make the determinations under this Annex B shall provide its calculations, together with detailed supporting documentation, to the Company and you within fifteen (15) calendar days after the date on which your right to a Transaction Payment is triggered or such other time as reasonably requested by the Company or you.  If the independent registered public accounting firm determines that no Excise Tax is payable with respect to the Transaction Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and you with detailed supporting calculations of its determinations that no Excise Tax will be imposed with respect to such Transaction Payment.  Any good faith determinations of the accounting firm made hereunder shall be final, binding, and conclusive upon the Company and you.

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